UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Janus Investment Fund

(Exact Name of Registrant as Specified in Charter)

151 Detroit Street, Denver, Colorado 80206-4805

(Address of Principal Executive Offices)

303-333-3863

(Registrant’s Telephone No., including Area Code)

Kathryn Santoro — 151 Detroit Street, Denver, Colorado 80206-4805

(Name and Address of Agent for Service)

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Form of

All Employee Proxy Vote Email

Subject: We need your vote! Janus Mutual Funds Proxy Process

Team –

Thanks for all of your hard work thus far in 2017! As part of the strategic combination with Henderson, a number of changes are anticipated to take place including the following:

●	the merger of certain mutual funds (which were announced by Enrique in December) and
●	the approval of new investment advisory agreements as a result of the change in control to the new company

These changes require shareholders participate in what may be referred to as a “proxy vote.” We need your help in getting approval for these initiatives.

As an employee of Janus, you may be taking part in the firm’s 401(k) retirement plan, and thus be a shareholder in a Janus mutual fund that requires voting. Additionally, you may also be asked to vote on Fund shares held either directly with Janus or through a financial intermediary. If you receive proxy materials, please help us reach the percentage of proxy votes needed for approval by voting each proxy card you receive.

Key information:

●	As part of the proxy process, whether involving your 401(k) shares or shares held elsewhere, you will receive either an email or proxy package containing a proxy statement, proxy card, and return envelope asking for your vote – please vote!
●	If you are invested in more than one Janus mutual fund that is merging, you may receive more than one email or proxy package asking you to vote – please vote all fund shares you own! PLEASE VOTE PROMPTLY
●	If you do not vote promptly, you may be contacted via mail or phone by Computershare, an independent, third-party firm hired by Janus to solicit votes for the proxies. Those additional solicitations are expensive and unnecessary if you return your response quickly.
●	Votes can also be cast in person at the Special Meeting of Shareholders on April 6, 2017, but we encourage you to vote before that meeting.

If you have any questions regarding this information, if you need assistance locating your proxy card or if you want to vote now via phone, please call the proxy solicitor, Computershare Fund Services, at 1-866-492-0863.

Regards,

Bruce